Filed pursuant to Rule 433 | Registration Statement Nos. 333-162219 and 333-162219-01

RBS

www.rbs.com/etnUS or 855.RBS.ETPS (855.727.3877)

Hold Oil Without the Mess

RBS Oil Trendpilot™ Exchange Traded Notes



The RBS Oil Trendpilot™ ETN provides exposure to either the RBS 12-Month Oil Total Return Index (USD) or the yield on 3-month US Treasury bills using a systematic strategy, based on the performance of the RBS 12-Month Oil Total Return Index (USD) relative to its performance on a historical 100-business day simple moving average basis.

The RBS 12-Month Oil Total Return Index (USD) tracks a hypothetical notional investment in a series of twelve light sweet crude oil (WTI) futures contracts that are traded on the NYMEX.

By moving in and out of tracking the RBS 12-Month Oil Total Return Index (USD) using an objective and transparent methodology, the RBS Oil Trendpilot™ ETN provides exposure to:

- crude oil futures prices in positive trending markets.
- 3-month US Treasury bills in negative trending markets.

Unlike commodity ETFs that invest in commodity futures contracts, you will not receive a Schedule K-1 for an investment in the RBS Oil Trendpilot™ ETN.

NYSE Arca: TWTI
Learn more about TWTI

TWTI
RBS Oil Trendpilot™ ETN Download: Pricing Supplement | Factsheet

Call today to find out more: **855.RBS.ETPS (855.727.3877)**

TRND	TRNM	TBAR
RBS US Large Cap Trendpilot™ ETN Download: Pricing Supplement | Factsheet	RBS US Mid Cap Trendpilot™ ETN Download: Pricing Supplement | Factsheet	RBS Gold Trendpilot™ ETN Download: Pricing Supplement | Factsheet

FOR BROKER-DEALERS AND REGISTERED INVESTMENT ADVISERS ONLY

The Royal Bank of Scotland plc (RBS plc) and The Royal Bank of Scotland Group (RBSG) plc have each filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering of RBS ETNs to which this communication relates. Before you invest in any RBS ETNs, you should read the prospectus in that registration statement and other documents that have been filed with the SEC for more complete information about RBS plc, RBSG, and the offering. You may get these documents for free by visiting EDGAR on the SEC's web site at www.sec.gov. Alternatively, RBS plc, RBS Securities Inc. or any dealer participating in the relevant offering will arrange to send you the prospectus and the pricing supplement at no charge if you request it by calling 1-855-RBS-ETPS (toll-free).